[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

February 7, 2014

The Gabelli Global Small and Mid Cap Value Trust

One Corporate Center

Rye, New York 10580

RE:	The Gabelli Global Small and Mid Cap Value Trust -
Registration Statement on Form N-14
(File No. 333-191099)

Ladies and Gentlemen:

We have acted as special counsel to The Gabelli Global Small and Mid Cap Value Trust, a Delaware statutory trust (the “Fund”), in connection with the issuance of up to 8,333,333 common shares of beneficial interest, par value $.001 per share (the “Common Shares”), of the Fund to be distributed to the shareholders of The Gabelli Dividend & Income Trust, a Delaware statutory trust (“Dividend Trust”), following the contribution by Dividend Trust of certain of its assets to the Fund in the transaction described in the above referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Fund with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933 (the “Securities Act”).

This opinion is delivered in accordance with the requirements of Item 16 of Form N-14 under the Securities Act.

The Gabelli Global Small and Mid Cap Value Trust

February 7, 2013

In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:

(a) the Fund’s Notification of Registration filed pursuant to Section 8(a) of the Investment Company Act of 1940 Act (the “1940 Act”) on Form N-8A, as filed with the Commission on September 11, 2013;

(b) the Registration Statement;

(c) an executed copy of a certificate of Andrea Mango, Secretary of the Fund, dated the date hereof;

(d) a copy of the Certificate of Trust of the Fund, certified pursuant to the Secretary’s Certificate (the “Certificate of Trust”);

(e) a copy of the Agreement and Declaration of Trust of the Fund, dated as of August 21, 2013, certified pursuant to the Secretary’s Certificate (the “Declaration of Trust”);

(f) a copy of the Bylaws of the Fund, as amended and in effect as of the date hereof, certified pursuant to the Secretary’s Certificate (the “Bylaws” and, together with the Certificate of Trust and the Declaration of Trust, the “Governing Documents”);

(g) a copy of certain resolutions of the Board of Trustees of the Fund, adopted on August 21, 2013, relating to the authorization of the issuance of the Common Shares, certified pursuant to the Secretary’s Certificate; and

(h) a copy of a certificate, dated January 24, 2014, and a bringdown verification thereof, dated the date hereof, from the Secretary of State of the State of Delaware with respect to the Fund’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

The Gabelli Global Small and Mid Cap Value Trust

February 7, 2013

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others and of public officials.

In addition, in rendering the opinion stated herein, we have further assumed that:

(a) the Governing Documents are in full force and effect and have not been amended; and

(b) the Governing Documents are the only instruments or agreements creating the Fund and providing for the governance of the affairs of the Fund and the conduct of its business, and we do not express any opinion with respect to the effect of any other instrument or agreement as to the affairs of the Fund and the conduct of its business;

Our opinion set forth herein is limited to the Delaware Statutory Trust Act and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that when (i) the Registration Statement, as finally amended, has become effective under the Securities Act, (ii) shareholders of Dividend Trust have approved the transaction covered by the Registration Statement, (iii) the issuance of the Common Shares has been validly authorized, (iv) the Common Shares have been issued and delivered as

The Gabelli Global Small and Mid Cap Value Trust

February 7, 2013

described in the Registration Statement and, (v) assuming shareholders’ accounts have been duly credited, the issuance of the Common Shares will have been duly authorized, and the Common Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 11 to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very Truly Yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP